Exhibit 99.1
Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Eugene Heller Silverman Heller Associates (310) 208-2550
Meade Instruments Reports
Second-Quarter Fiscal 2006 Results
IRVINE, Calif. – September 27, 2005 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the second quarter of fiscal year 2006, ended August 31, 2005. The Company’s fiscal year 2006 ends on February 28, 2006.
Net sales for the three months ended August 31, 2005 were $21.9 million versus $22.6 million in the comparable period a year ago. The second-quarter 2006 net loss was $1.5 million, or ($0.08) per share, compared to a net loss of $0.9 million, or ($0.05) per share, in the comparable period a year ago.
Net sales for the six months ended August 31, 2005 were $43.4 million versus $42.4 million in the comparable period a year ago. The net loss for the six months ended August 31, 2005 was $2.3 million, or ($0.12) per share, compared to a net loss of $2.0 million, or ($0.11) per share, in the comparable period a year ago.
Steven G. Murdock, president and CEO of Meade Instruments, said: “We are obviously disappointed with the results of the second quarter. Despite a number of positive developments — including year-over-year improvement in demand for our telescopes and telescope accessories, stronger demand for a wide variety of our products in Europe, and better-than-expected profitability at our recently acquired Coronado subsidiary — we have experienced serious supply problems from the Asian factory that makes the vast majority of our newly designed Simmons riflescopes.
“Despite the production difficulties, the new proprietary technologies have been well received in the marketplace, and demand remains high for the new Simmons scopes. The supply problems have significantly diminished both sales-to-date and our outlook for Simmons for the remainder of the year. Although we expect production levels to be at full capacity by the end of the fiscal year, we will not be able to recapture sales that have already been lost in this year’s riflescope selling season. We expect Simmons sales to return to historical levels as the production difficulties are resolved.
“Second-quarter gross margins — which decreased to 22.8% from 25.2% in the prior year — were negatively affected by lower margins at Simmons due to discounts on prior year products and air freight expenses on the new products. Margins were also slightly lower at Meade Europe due to increased sales to mass merchandisers at comparatively lower margins,” said Murdock.
“Selling, general and administrative expenses increased from $6.4 million for the prior year quarter, to $7.2 million for the current year quarter. That increase comes principally from a full quarter of Coronado expenses, increases in selling costs in Europe on higher European sales and increased accounting department expenses due to Sarbanes Oxley and other factors.
“Due to uncertainty surrounding availability of the newly designed riflescopes,” said Murdock, “we estimate that net revenues for fiscal 2006 will be approximately $120 million, with a net loss of as much as ($0.05) per share.” For the fiscal year ended February 28, 2005, the Company reported net sales of $111.8 million and a net loss of ($0.05) per share.
Teleconference
The Company’s management will conduct a teleconference to discuss these recent financial results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 7:30 a.m. PDT (10:30 a.m. EDT) today, September 27, please call 877-869-7690 (or 706-758-0239) approximately 10 minutes prior to the teleconference start time. Investors can also listen to the call live via the Internet at www.meade.com and www.earnings.com. These Web sites will host an audio archive of the call.
About Meade Instruments
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.
     “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net sales and income for fiscal 2006. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; failure of Asian manufacturers to supply the Company with its newly designed Simmons riflescopes in sufficient quantities; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.
(Financial Data Follow)

MEADE INSTRUMENTS CORP.
INCOME STATEMENT DATA
(Unaudited)
(000s omitted, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2005	2004	2005	2004
Net sales	$21,877	$22,633	$43,402	$42,373
Cost of sales	16,883	16,939	32,429	31,851

Gross profit	4,994	5,694	10,973	10,522
Selling expenses	4,106	3,850	7,799	7,252
General and administrative expenses	3,059	2,578	5,957	5,177
ESOP expense	79	95	171	198
Research and development expenses	302	442	671	967

Operating loss	(2,552)	(1,271)	(3,625)	(3,072)
Interest expense	231	199	435	350

Loss before income taxes	(2,783)	(1,470)	(4,060)	(3,422)
Income tax benefit	(1,309)	(589)	(1,793)	(1,382)

Net loss	$(1,474)	$(881)	$(2,267)	$(2,040)

Per share information:
Net loss — basic and diluted	$(0.08)	$(0.05)	$(0.12)	$(0.11)

Weighted average common shares outstanding — basic and diluted	19,317,000	19,262,000	19,285,000	19,247,000